Exhibit 99.1

Stoneridge Elects Sheila M. Rutt to Board of Directors
NOVI, Mich. — March 8, 2023 — Stoneridge, Inc. (NYSE: SRI), a leader in highly engineered electrical and electronic components for the commercial vehicle, automotive, and off-highway industries, today announced that Sheila M. Rutt has been elected to its board of directors.
Rutt currently serves as the chief human resources officer of Culligan International, a global water solutions and services company that provides clean and sustainable drinking water for residential, commercial, and industrial consumers.
“Sheila is a recognized leader in structuring transforming organizations, as well as elevating and enhancing a company’s corporate culture. Sheila’s experience will help us continue to foster a performance-based and inclusive culture focused on accountability and collaboration,” said William M. Lasky, chairman of the board, Stoneridge, Inc. “With the addition of Sheila to the Board, we will continue to align the Board’s skills and expertise with the Company’s transformation and long-term strategy.”
Before joining Culligan International, Rutt was executive vice president, chief human resources officer of RR Donnelley, a Fortune 500 global integrated communications company providing marketing solutions, multichannel business communications, commercial printing, and related services.
Previously, Rutt spent 17 years with Diebold Nixdorf Incorporated, serving in a variety of management roles, ultimately rising to the position of chief human resources officer.
Rutt served as the campaign chair for the American Heart Association. She previously served on the United Way of Greater Stark County, Ohio where she was the director and the campaign chair.
Rutt earned a PhD in industrial/organizational psychology from the University of Akron and a master’s degree in business administration from Walsh University.
In conjunction with the election of Rutt to the board of directors, the Board size was increased to 10 members. Stoneridge recently announced a continued board refreshment plan to attract the necessary talent to impact and accelerate the Company’s transformation.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com)
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